Exhibit 99.1

XPO Logistics Announces First Quarter 2017 Results

Achieved significant margin improvement in both transportation and logistics

Closed a record $716 million of new business in the quarter

GREENWICH, Conn. — May 3, 2017 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter 2017. Revenue was $3.54 billion for the quarter, compared with $3.55 billion for the same period in 2016. Revenue increased year-over-year by $122.6 million excluding the first quarter 2016 revenue from the North American truckload unit divested in October 2016. Net income attributable to common shareholders was $19.5 million for the quarter, or earnings of $0.16 per diluted share, compared with a net loss attributable to common shareholders of $23.2 million, or a loss of $0.21 per diluted share, for the same period in 2016.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $37.9 million, or adjusted earnings of $0.30 per diluted share for the first quarter of 2017, excluding the items detailed below. This compares with an adjusted net loss attributable to common shareholders of $9.3 million, or an adjusted loss of $0.08 per diluted share, for the same period in 2016. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

The adjusted net income attributable to common shareholders for the quarter excludes: $21.0 million, or $13.3 million after-tax, of integration and rebranding costs; $11.9 million, or $7.4 million after-tax, from unrealized losses on foreign currency contracts; and $9.0 million, or $5.6 million after-tax, of debt extinguishment costs related to the refinancing of an existing term loan; and a tax benefit of $5.8 million primarily related to state tax planning initiatives.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $290.0 million for the quarter, excluding $21.0 million of integration and rebranding costs. This reflects a 16% increase over $249.3 million of adjusted EBITDA for the same period in 2016.

For the first three months of 2017, cash flow from operations was $15.0 million, and free cash flow, a non-GAAP financial measure, was cash usage of $86.9 million.

Reaffirms Financial Targets

The company reaffirmed its full year targets for adjusted EBITDA of at least $1.35 billion for 2017 and at least $1.575 billion for 2018.

The company also reaffirmed its 2017–2018 cumulative free cash flow target of approximately $900 million, including at least $350 million of free cash flow generated in 2017.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “We started the year on a strong note by solidly beating our expectations for earnings, and continuing to expand margins in both transportation and logistics. In North American less-than-truckload, we increased operating income by a robust 49%, in part by running our line-haul, cross-dock and pickup-and-delivery operations more efficiently. Our market-leading position in e-commerce continued to drive growth in last mile and contract logistics, and our intermodal unit won the largest contract in any business line in XPO history.”

Jacobs continued, “We anticipate that our performance will remain on a trajectory of high growth and high returns. We have a larger, more integrated sales organization feeding active bids into our $3 billion pipeline. The $716 million of sales we closed through March was a first quarter record for our company, up significantly from $429 million a year ago. Our global procurement team has already achieved $80 million of annual savings, and we’re using our technology to better utilize our labor and capacity — all while helping our customers manage their supply chains more efficiently.”

First Quarter 2017 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.28 billion for the quarter, compared with $2.30 billion for the same period in 2016, reflecting the divestiture of the North American truckload unit on October 27, 2016. The divested operations contributed $128.8 million of revenue in the first quarter of 2016. Organic revenue growth for the segment was led by last mile and truck brokerage, partially offset by lower revenue in expedited and global forwarding, and unfavorable foreign exchange rates.

Operating income for the transportation segment increased to $100.8 million, compared with operating income of $75.4 million a year ago. Adjusted EBITDA for the segment improved by 13.4%, after absorbing the negative impact of EBITDA divested with the truckload unit. The increases in operating income and adjusted EBITDA were primarily due to a 390 basis point improvement in adjusted operating margin in the North American less-than-truckload unit, as well as growth in North American last mile and European transportation.

•	Logistics: The company’s logistics segment generated total revenue of $1.30 billion for the quarter, compared with $1.26 billion for the same period in 2016. The year-over-year increase in revenue was primarily due to growth in contract logistics in Europe, notably e-commerce and cold chain contracts in the United Kingdom, the Netherlands and Italy. This was partially offset by the unfavorable impact of currency fluctuations, particularly with the British pound sterling. In North America, growth was largely driven by gains in the e-commerce, food and beverage, and industrial sectors, partially offset by a decline in managed transportation revenue.

Operating income for the logistics segment increased to $47.2 million, compared with $31.9 million a year ago. Adjusted EBITDA for the segment improved to $98.8 million, compared with $87.8 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to revenue growth, productivity improvements in European contract logistics and SG&A cost reduction in North American contract logistics.

•	Corporate: Corporate SG&A expense was $34.4 million for the quarter, compared with $44.9 million for the same period in 2016. The decrease in corporate expense primarily reflects lower integration costs year-over-year.

Conference Call

The company will hold a conference call on Thursday, May 4, 2017, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until June 4, 2017. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13659138.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 34 countries, with over 89,000 employees and 1,431 locations. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments: transportation and logistics, and within these segments, its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three-month periods ended March 31, 2016, and March 31, 2017, on a consolidated basis and for our transportation and logistics segments; free cash flow for the three-month periods ended March 31, 2016 and March 31, 2017; adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share (basic and diluted) (“adjusted EPS”) for the three-month periods ended March 31, 2016, and March 31, 2017; net revenue for the three-month periods ended March 31, 2016 and March 31, 2017 for our transportation and logistics segments; and adjusted operating income for our North American less-than-truckload business for the three-month periods ended March 31, 2016 and March 31, 2017.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities. Adjusted EBITDA includes adjustments for acquisition costs and related integration and rebranding initiatives. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration activities) and certain costs related to integrating and converting IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. We believe that adjusted net income (loss) attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains incurred in the reporting period as set out in the attached tables. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables.

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss) attributable to common shareholders, adjusted EPS, net revenue and adjusted operating income for our North American less-than-truckload business are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz, +1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$3,539.5	$3,545.7
Operating expenses
Cost of transportation and services	1,887.3	1,945.1
Direct operating expense	1,137.7	1,106.2
Sales, general and administrative expense	400.9	432.0

Total operating expenses	3,425.9	3,483.3

Operating income	113.6	62.4

Other expense (income)	3.3	(1.2)
Foreign currency loss	10.6	5.5
Debt extinguishment loss	9.0	—
Interest expense	75.6	93.1

Income (loss) before income tax benefit	15.1	(35.0)
Income tax benefit	(9.8)	(15.7)

Net income (loss)	24.9	(19.3)
Net income attributable to noncontrolling interests	(3.6)	(3.2)

Net income (loss) attributable to XPO	$21.3	$(22.5)

Net income (loss) attributable to common shareholders *	$19.5	$(23.2)
Basic earnings (loss) per share	$0.18	$(0.21)
Diluted earnings (loss) per share	$0.16	$(0.21)
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.4	109.6
Diluted weighted-average common shares outstanding	124.4	109.6

*	Includes $1.1 million non-cash allocation of undistributed earnings for the three months ended March 31, 2017. Includes $0.7 million preferred dividends for the three months ended March 31, 2017 and 2016.

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$342.0	$373.4
Accounts receivable, net of allowances of $24.3 and $26.3, respectively	2,338.0	2,313.3
Other current assets	416.1	386.9

Total current assets	3,096.1	3,073.6

Property and equipment, net of $705.1 and $589.9 in accumulated depreciation, respectively	2,531.2	2,537.4
Goodwill	4,352.7	4,325.8
Identifiable intangible assets, net of $418.7 and $377.1 in accumulated amortization, respectively	1,501.0	1,534.7
Deferred tax asset	3.0	2.7
Other long-term assets	204.3	224.2

Total long-term assets	8,592.2	8,624.8

Total assets	$11,688.3	$11,698.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$990.7	$1,056.3
Accrued expenses	1,346.5	1,382.1
Current maturities of long-term debt	135.0	136.5
Other current liabilities	125.1	156.7

Total current liabilities	2,597.3	2,731.6

Long-term debt	4,810.9	4,731.5
Deferred tax liability	569.0	572.4
Employee benefit obligations	247.8	251.4
Other long-term liabilities	375.4	373.9

Total long-term liabilities	6,003.1	5,929.2

Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10,000,000 shares authorized; 71,510 and 72,235 of Series A shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	41.2	41.6
Common stock, $.001 par value; 300,000,000 shares authorized; 111,622,997 and 111,087,027 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	0.1	0.1
Additional paid-in capital	3,239.8	3,244.9
Accumulated deficit	(372.4)	(392.9)
Accumulated other comprehensive loss	(167.5)	(193.7)

Total stockholders’ equity before noncontrolling interest	2,741.2	2,700.0

Noncontrolling interests	346.7	337.6

Total equity	3,087.9	3,037.6

Total liabilities and equity	$11,688.3	$11,698.4

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net income (loss)	$24.9	$(19.3)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	157.4	162.1
Stock compensation expense	15.3	11.9
Accretion of debt	4.6	3.9
Deferred tax benefit	(4.5)	(22.7)
Loss on extinguishment of debt	9.0	—
Unrealized loss on foreign currency option and forward contracts	11.9	2.2
Other	6.4	(2.1)
Changes in assets and liabilities:
Accounts receivable	(15.2)	30.9
Other assets	(53.1)	(65.8)
Accounts payable	(56.2)	(90.5)
Accrued expenses and other liabilities	(85.5)	(3.7)

Cash flows provided by operating activities	15.0	6.9

Investing activities
Payment for purchases of property and equipment	(122.4)	(114.7)
Proceeds from sale of assets	20.5	17.5

Cash flows used by investing activities	(101.9)	(97.2)

Financing activities
Proceeds from borrowings on term loan facility	523.5	—
Payment for debt issuance costs	(8.9)	—
Repayment of borrowings on term loan facility	(511.4)	—
Repayment of long-term debt and capital leases	(29.2)	(41.8)
Proceeds from borrowings on ABL facility	180.0	200.0
Repayment of borrowings on ABL facility	(110.0)	(100.0)
Bank overdrafts	20.4	18.3
Payment for tax withholdings for restricted shares	(10.4)	—
Dividends paid	(0.7)	(0.7)
Other	0.3	—

Cash flows provided by financing activities	53.6	75.8

Effect of exchange rates on cash	1.9	3.7
Net decrease in cash	(31.4)	(10.8)
Cash and cash equivalents, beginning of period	373.4	289.8

Cash and cash equivalents, end of period	$342.0	$279.0

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016	$ Variance	Change %
Revenue	$2,277.2	$2,297.4	$(20.2)	-0.9%
Cost of transportation and services	1,641.2	1,647.1	(5.9)	-0.4%

Net revenue [a]	636.0	650.3	(14.3)	-2.2%

Direct operating expense	290.4	312.4	(22.0)	-7.0%
SG&A expense
Salaries & benefits	130.2	147.3	(17.1)	-11.6%
Other SG&A expense	42.1	37.0	5.1	13.8%
Purchased services	32.1	39.9	(7.8)	-19.5%
Depreciation & amortization	40.4	38.3	2.1	5.5%

Total SG&A expense	244.8	262.5	(17.7)	-6.7%

Operating income	$100.8	$75.4	$25.4	33.7%

Total depreciation & amortization	106.2	114.6	(8.4)	-7.3%

EBITDA [a]	$207.0	$190.0	$17.0	8.9%

Transaction & integration costs	4.6	2.7	1.9	70.4%
Rebranding costs	10.7	3.3	7.4	224.2%

Adjusted EBITDA [a] *	$222.3	$196.0	$26.3	13.4%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the consolidated statements of operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016
Revenue by Service Offering
North America
Freight Brokerage	$548.0	$512.7
Less-Than-Truckload	879.2	830.5
Last Mile	207.0	178.9
Full Truckload	—	128.8
Europe
Full Truckload	387.0	392.9
Less-Than-Truckload	212.1	202.5
Global Forwarding	71.6	82.7
Eliminations	(27.7)	(31.6)

Total Revenue	$2,277.2	$2,297.4

Net Revenue by Service Offering
North America
Freight Brokerage	$85.9	$91.6
Less-Than-Truckload	338.8	324.3
Last Mile	61.5	53.4
Full Truckload	—	27.7
Europe	137.5	138.9
Global Forwarding	12.3	14.4

Total Net Revenue [a]	$636.0	$650.3

Net Revenue % by Service Offering
North America
Freight Brokerage	15.7%	17.9%
Less-Than-Truckload	38.5%	39.0%
Last Mile	29.7%	29.8%
Full Truckload	—	21.5%
Europe	23.0%	23.3%
Global Forwarding	17.2%	17.4%

Overall Net Revenue %	27.9%	28.3%

Direct Operating Expense by Service Offering
North America
Freight Brokerage	$21.5	$23.9
Less-Than-Truckload	167.3	183.0
Last Mile	15.1	14.0
Europe	82.6	86.9
Global Forwarding	3.9	4.6

Total Direct Operating Expense	$290.4	$312.4

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Full Truckload revenue is before intercompany eliminations.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Number of Working Days	64.0	63.5
Lbs. per Day (Thousands)	75,221	71,801
% Change in Lbs. per Day**	4.8%	-5.4%
Shipments per Day	54,004	53,507
% Change in Shipments per Day**	0.9%	-4.9%
Avg. Weight per Shipment (in pounds)	1,393	1,342
% Change in Weight per Shipment**	3.8%	-0.5%
Gross Revenue per Shipment	$263.47	$250.85
Gross Revenue per CWT (including fuel surcharges)	$18.92	$18.69
Gross Revenue per CWT (excluding fuel surcharges)	$16.70	$16.90
% Change in Gross Revenue per CWT**
Including fuel surcharges	1.2%	0.2%
Excluding fuel surcharges	-1.1%	4.2%
Average Length of Haul	807.2	803.1
Total Average Load Factor	23,074	22,365
Average Age of Tractor Fleet (Years)	5.26	5.58

**	Compared with the same quarter of the previous year

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2017	2016
Revenue (excluding fuel surcharge revenue)	$762.8	$738.1
Fuel surcharge revenue	106.4	81.9

Revenue	869.2	820.0
Salaries, wages and employee benefits	411.8	411.8
Purchased transportation	106.5	109.7
Fuel and fuel-related taxes	57.8	42.6
Depreciation and amortization	56.8	49.1
Other operating expenses	114.2	118.3
Maintenance	29.9	22.7
Rents and leases	10.9	10.6
Purchased labor	3.1	2.7

Operating income	78.2	52.5

Operating ratio	91.0%	93.6%

Transaction, integration and rebranding costs	8.9	1.8
Amortization expense	8.4	5.8
Depreciation adjustment from updated purchase price allocation of acquired assets	—	(1.8)

Adjusted operating income	$95.5	$58.3

Adjusted operating ratio	89.0%	92.9%

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016	$ Variance	Change %
Revenue	$1,300.1	$1,260.7	$39.4	3.1%
Cost of transportation and services	282.5	310.2	(27.7)	-8.9%

Net revenue [a]	1,017.6	950.5	67.1	7.1%

Direct operating expense	854.6	793.8	60.8	7.7%
SG&A expense
Salaries & benefits	60.2	69.2	(9.0)	-13.0%
Other SG&A expense	16.5	12.2	4.3	35.2%
Purchased services	18.5	21.7	(3.2)	-14.7%
Depreciation & amortization	20.6	21.7	(1.1)	-5.1%

Total SG&A expense	115.8	124.8	(9.0)	-7.2%

Operating income	$47.2	$31.9	$15.3	48.0%

Total depreciation & amortization	48.7	47.1	1.6	3.4%

EBITDA [a]	$95.9	$79.0	$16.9	21.4%

Transaction & integration costs	2.5	8.6	(6.1)	-70.9%
Rebranding costs	0.4	0.2	0.2	100.0%

Adjusted EBITDA [a] *	$98.8	$87.8	$11.0	12.5%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the consolidated statements of operations.

Logistics

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016
Revenue by Service Offering
North America	$626.8	$618.8
Europe	673.3	641.9

Total Revenue	$1,300.1	$1,260.7

Net Revenue by Service Offering
North America	$511.8	$470.3
Europe	505.8	480.2

Total Net Revenue [a]	$1,017.6	$950.5

Direct Operating Expense by Service Offering
North America	$440.7	$400.0
Europe	413.9	393.8

Total Direct Operating Expense	$854.6	$793.8

Gross Margin by Service Offering
North America	$71.1	$70.3
Europe	91.9	86.4

Total Gross Margin	$163.0	$156.7

Gross Margin % by Service Offering
North America	11.3%	11.4%
Europe	13.6%	13.5%

Total Gross Margin %	12.5%	12.4%

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016	$ Variance	Change %
SG&A expense
Salaries & benefits	$16.0	$16.1	$(0.1)	-0.6%
Other SG&A expense	0.5	9.9	(9.4)	-94.9%
Purchased services	15.4	18.5	(3.1)	-16.8%
Depreciation & amortization	2.5	0.4	2.1	525.0%

Total SG&A expense	$34.4	$44.9	$(10.5)	-23.4%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016	$ Variance	Change %
Revenue	$(37.8)	$(12.4)	$(25.4)	204.8%
Cost of transportation and services	(36.4)	(12.2)	(24.2)	198.4%

Net revenue [a]	(1.4)	(0.2)	(1.2)	600.0%

Direct operating expense	(7.3)	—	(7.3)	100.0%
SG&A expense
Salaries & benefits	4.0	0.2	3.8	1900.0%
Other SG&A expense	1.0	(0.2)	1.2	-600.0%
Purchased services	0.9	(0.1)	1.0	-1000.0%
Depreciation & amortization	—	(0.1)	0.1	-100.0%

Total SG&A expense	5.9	(0.2)	6.1	-3050.0%

Operating income	$—	$—	$—	—

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Reconciliation of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2017	2016	Change %
Net income (loss) attributable to common shareholders	$19.5	$(23.2)	184.1%
Distributed and undistributed net income	(1.8)	(0.7)	157.1%
Noncontrolling interests	(3.6)	(3.2)	12.5%

Net income (loss)	24.9	(19.3)	229.0%

Loss on debt extinguishment	9.0	—	100.0%
Interest expense	75.6	93.1	-18.8%
Income tax benefit	(9.8)	(15.7)	-37.6%
Depreciation & amortization expense	157.4	162.1	-2.9%
Unrealized loss on foreign currency option and forward contracts	11.9	2.0	495.0%

EBITDA	$269.0	$222.2	21.1%

Transaction & integration costs	9.7	23.2	-58.2%
Rebranding costs	11.3	3.9	189.7%

Adjusted EBITDA	$290.0	$249.3	16.3%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income (Loss) and Net Income (Loss) Per Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
GAAP net income (loss) attributable to common shareholders	$19.5	$(23.2)
Loss on debt extinguishment (tax benefit $3.4 and $0.0)	9.0	—
Unrealized loss on foreign currency option and forward contracts (tax benefit $4.5 and $1.3)	11.9	2.0
Depreciation & amortization from updated purchase price allocation of acquired assets (tax expense $0.0 and $2.2)	—	(5.8)
Transaction & integration costs (tax benefit $3.5 and $8.6)	9.7	23.2
Rebranding costs (tax benefit $4.2 and $1.4)	11.3	3.9
Income tax associated with the adjustments above [1]	(15.6)	(9.1)
Discrete and other tax-related adjustments [2]	(5.8)	—
Impact of noncontrolling interests on above adjustments	(0.5)	(0.3)
Allocation of undistributed earnings	(1.6)	—

Adjusted net income (loss) attributable to common shareholders	$37.9	$(9.3)

Adjusted basic earnings (loss) per share	$0.34	$(0.08)
Adjusted diluted earnings (loss) per share	$0.30	$(0.08)
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.4	109.6
Diluted weighted-average common shares outstanding	124.4	109.6

[1]	This line item reflects the aggregate tax effect of all non-tax related adjustments reflected in the table above. The tax rate applied to these adjustments was 37.2% and 39.1% for the three months ended March 31, 2017 and 2016, respectively.
[2]	Adjustments consist of $2.5 million release of reserves related to uncertain tax positions and $3.3 million release of a valuation allowance related to state tax matters.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations (C&DI) of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. The Company has applied the jurisdictional statutory tax rate to the performance measures in the above table to calculate the adjusted performance metrics. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2017	2016
Cash flows provided by operating activities	$15.0	$6.9
Payment for purchases of property and equipment	(122.4)	(114.7)
Proceeds from sales of assets	20.5	17.5

Free Cash Flow	$(86.9)	$(90.3)

XPO Logistics, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In millions)

Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. The following tables present a reconciliation of net revenue to revenue, the most comparable GAAP measure. Also see the “Non-GAAP Financial Measures” section of this Press Release.

	Three Months Ended
	March 31,
	2017	2016
Transportation
Revenue	$2,277.2	$2,297.4
Cost of transportation and services	1,641.2	1,647.1

Net revenue	$636.0	$650.3

Logistics
Revenue	$1,300.1	$1,260.7
Cost of transportation and services	282.5	310.2

Net revenue	$1,017.6	$950.5

Eliminations
Revenue	$(37.8)	$(12.4)
Cost of transportation and services	(36.4)	(12.2)

Net revenue	$(1.4)	$(0.2)